Exhibit 99.1

Hecla Reports Fourth Quarter and Full-year 2020 Results

Hecla reports record annual revenue

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--February 18, 2021--Hecla Mining Company (NYSE:HL) today announced fourth quarter and full year 2020 financial and operating results.

HIGHLIGHTS

  Fourth quarter sales of $188.9 million; cash flow from operations of $64.9 million; free cash flow $28.3 million1 net income of $0.8 million; adjusted net income applicable to common shareholders of $13.0 million, or $0.02 per share2; and adjusted EBITDA of $55.8 million.3
  2020 silver production of 13.5 million ounces, up 7% and gold production of 208,962 ounces, down 23%, from 2019, which was Hecla's highest annual gold production.
  2020 sales of $691.9 million (the highest in the Company's history); cash flow from operations of $180.8 million; free cash flow of $89.8 million1; adjusted net income applicable to common shareholders of $23.1 million, or $0.04 per share2; net loss of $16.8 million; and adjusted EBITDA of $224.3 million.3
  Third highest silver and gold reserves in Company's 130-year history despite significant interruptions to 2020 exploration program due to COVID-19.
  Exploration discoveries at Midas, Casa Berardi, San Sebastian, Heva Hosco, and Kinskuch expect to be further drilled in 2021.
  Net debt reduction of approximately $81 million, or 17%, from March 31, 2020.
  Year-end cash position of $130 million, an increase of $67 million from 2019 with the credit facility undrawn.
  All-Injury Frequency Rate (AIFR) of 1.22 for 2020, lowest in the Company's history and a reduction of 24% over 2019.
  Lucky Friday returned to full production levels in the fourth quarter of 2020.
  Production guidance increases projected silver production over 2020 production.

"The COVID pandemic provided significant challenges to Hecla and the mining industry; however, due to our people and the jurisdictions we operate in, Hecla exceeded the high end of our pre-COVID silver guidance by 1.4 million ounces," said Phillips S. Baker, Jr., President and CEO. "We saw modest disruptions in Quebec and Mexico; however, these did not materially impact our business. During the year we refinanced our long-term debt now due in 2028, and through solid free cash flow generation, added cash to the balance sheet, reduced our net debt, and increased dividends."

Baker continued, "As we look to 2021, we see three significant value drivers. First, with Lucky Friday running at full production, positive results from the work at Casa Berardi, and the continued consistency of Greens Creek, we expect to grow silver production and generate significant free cash flow. Silver production from our United States silver mines is expected to go from 8 million ounces in 2018 to almost 15 million ounces by 2023, further increasing Hecla’s position as the most significant US silver producer.”

“Second, we start the year with the 3rd highest reserves in our history despite disruptions to our planned exploration and definition drilling programs due to COVID‑19, and we expect reserve growth in 2021 from a normal drilling program. Finally, Hecla’s 2021 exploration program is following up on high-grade intercepts that have the potential to expand existing or develop new high-quality deposits in some of the world’s best mining jurisdictions. Examples of this are Midas’ Green Racer Sinter target where we have made a multi-ounce gold discovery in a never before drilled target and at San Sebastian’s El Bronco vein where we are seeing high-grade over significant widths," Baker said.

FINANCIAL OVERVIEW
	Fourth Quarter Ended		Twelve Months Ended
HIGHLIGHTS	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
FINANCIAL DATA (000s except per share)
Sales	$188,890	$224,945	$691,873	$673,266
Gross profit (loss)	$46,764	$25,318	$145,703	$23,399
Income (Loss) applicable to common stockholders	$657	$(8,114)	$(17,342)	$(100,109)
Basic and diluted loss per common share	$—	$(0.02)	$(0.03)	$(0.20)
Cash provided by operating activities	$64,901	$57,257	$180,793	$120,866

Items impacting income (loss) applicable to common shareholders for the 2020 periods compared to 2019 include the following:

  Gross profit for the fourth quarter was higher by $21.4 million due primarily to higher metal prices, Casa Berardi's higher-grade underground stopes and Lucky Friday's return to full production.
  Full-year gross profit was $122.3 million higher, principally due to lower costs and depreciation at Nevada, higher quantities of silver, lead and zinc sold and higher realized silver and gold prices.
  Exploration and pre-development expense was $8.5 million for the fourth quarter and $18.3 million for 2020, compared to $3.0 million and $19.1 million, respectively, in 2019. The fourth quarter increase was enabled by cash flow generation at our operating mines with the increase primarily at Midas and San Sebastian.
  Ramp-up and suspension costs for the fourth quarter of $0.8 million and $24.9 million for 2020, compared to $3.3 million and $12.1 million, respectively, for the fourth quarter and full-year of 2019. The full-year 2020 costs were higher primarily due to 1) ramp-up of Lucky Friday prior to return to full production in the fourth quarter, 2) suspension costs in Nevada, and 3) temporary suspension costs at Casa Berardi and San Sebastian in response to COVID-19.
  Losses on metal derivative contracts for the fourth quarter and 2020 of $9.3 million and $22.1 million, respectively, compared to losses of $1.3 million and $4.0 million in the fourth quarter and 2019, respectively. During 2019, the Company settled in-the-money contracts prior to their maturity date, for cash proceeds of approximately $6.7 million, with no such early settlements in 2020.
  Foreign exchange losses of $5.8 million and $4.6 million were recognized in the fourth quarter and 2020, respectively, compared to losses of $1.5 million and $8.2 million, respectively, in 2019. The losses were primarily due to changes in the Canadian dollar’s value relative to the U.S. dollar.
  Interest expense was $10.7 million in the fourth quarter and $49.6 million for the full year of 2020 compared to $14.7 million and $48.4 million, respectively, for 2019. The interest expense in 2020 was primarily related to our Senior Notes.
  Income tax benefit for the fourth quarter of $1.1 million and a small provision for the full year of 2020, compared to benefits of $4.1 million and $24.1 million, respectively, for 2019.

Cash provided by operating activities for the fourth quarter and 2020 of $64.9 million and $180.8 million, was $7.6 million and $59.9 million higher, respectively, compared to the prior year periods. The increase in the fourth quarter of 2020 was primarily due to lower spending in Nevada and higher sales. Quarterly increase would have been higher except ore in Nevada was stockpiled for the bulk sample. The increase for the full year of 2020 was due to higher prices, lower Nevada spending and the Lucky Friday ramp-up.

Adjusted EBITDA3 of $224.3 million in 2020, $51.0 million more than 2019. The increase in 2020 was primarily due to higher sales and lower spending in Nevada.

Fourth quarter capital expenditures totaled $40.3 million, including $10.5 million at Greens Creek, $16.4 million at Casa Berardi, and $11.1 million at Lucky Friday. Capital expenditures for the year 2020 totaled $99.9 million, compared to $128.1 million in 2019.

Metals Prices
		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$24.39	$17.30	$20.51	$16.20
	Realized price per ounce	$25.16	$17.47	$21.15	$16.65
Gold -	London PM Fix ($/oz)	$1,873	$1,480	$1,770	$1,392
	Realized price per ounce	$1,803	$1,488	$1,757	$1,413
Lead -	LME Cash ($/pound)	$0.87	$0.92	$0.83	$0.91
	Realized price per pound	$0.90	$0.91	$0.84	$0.91
Zinc -	LME Cash ($/pound)	$1.19	$1.08	$1.03	$1.16
	Realized price per pound	$1.27	$1.10	$1.03	$1.14

*Realized prices are calculated by dividing gross revenues for each metal (which include the price adjustments and gains and losses on the forward contracts discussed above) by the payable quantities of each metal included in products sold during the period.

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts, other than provisional hedges (which address changes in prices between shipment and settlement with customers), at December 31, 2020:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2021 settlements	41,557	30,876	$1.17	$0.88
2022 settlements	18,519	—	$1.28	$—

The contracts represent 33% of the forecasted payable zinc production for the next two years at an average price of $1.21 per pound, and 39% of the forecasted payable lead production for the next year at an average price of $0.88 per pound.

Foreign Currency Forward Purchase Contracts

The following table summarizes the Canadian dollars the Company has committed to purchase under foreign exchange forward contracts at December 31, 2020:

	Currency Under Contract (in thousands of CAD)	Average Exchange Rate
	CAD	CAD/USD
2021 settlements	129,989	1.32
2022 settlements	84,754	1.31
2023 settlements	52,565	1.32
2024 settlements	26,446	1.33

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the fourth quarter and twelve months ended December 31, 2020 and 2019:

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
PRODUCTION SUMMARY
Silver -	Ounces produced	3,352,336	3,411,988	13,542,957	12,605,234
	Payable ounces sold	3,227,951	3,999,013	12,305,917	11,548,373
Gold -	Ounces produced	49,014	74,773	208,962	272,873
	Payable ounces sold	43,144	85,237	202,694	275,060
Lead -	Tons produced	9,507	6,804	34,127	24,210
	Payable tons sold	9,160	7,118	29,108	19,746
Zinc -	Tons produced	14,413	16,185	63,112	58,857
	Payable tons sold	11,632	12,147	46,349	39,381

The following tables provide a summary of the final production, cost of sales and other direct production costs and depreciation, depletion and amortization (referred to herein as “cost of sales”), cash cost, after by-product credits (“cash cost”), per silver or gold ounce, and All in Sustaining Cost, after by-product credits (“AISC”), per silver and gold ounce, for the fourth quarter and twelve months ended December 31, 2020:

Fourth Quarter Ended	Total		Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Ops
December 31, 2020	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	3,352,336	49,014	2,330,664	10,276	830,200	182,614	1,159	37,579	8,858	—	—
Increase/(decrease) over 2019	(2)%	(34)%	(15)%	(33)%	283%	(57)%	(70)%	8%	(16)%	N/A	N/A
Cost of sales (000)	$85,967	$56,159	$59,215	N/A	$20,919	$5,833	N/A	$55,706	N/A	$453	N/A
Increase/(decrease) over 2019	(6)%	(48)%	(17)%	N/A	282%	(59)%	N/A	(8)%	N/A	(99)%	N/A
Cash costs per silver or gold ounce [4]	$7.38	$1,019	$7.21	N/A	$9.34	$0.65	N/A	$1,019	N/A	$—	N/A
Increase/(decrease) over 2019	$3.80	$26	$4.45	N/A	N/A	$(8.24)	N/A	$(18)	N/A	N/A	N/A
AISC per silver or gold ounce [5]	$15.35	$1,330	$12.05	N/A	$18.22	$1.07	N/A	$1,330	N/A	$—	N/A
Increase/(decrease) over 2019	$4.04	$143	$4.19	N/A	N/A	$(10.71)	N/A	$52	N/A	N/A	N/A

Twelve Months Ended	Total		Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Ops
December 31, 2020	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	13,542,957	208,963	10,494,726	48,491	2,031,874	954,772	7,223	121,493	24,142	31,756	37,443
Increase/(decrease) over 2019	7%	(23)%	6%	(14)%	221%	(49)%	(54)%	(10)%	(23)%	N/A	N/A
Cost of sales (000)	$297,935	$248,235	$217,125	N/A	$56,706	$24,104	N/A	$203,434	N/A	$44,801	N/A
Increase/(decrease) over 2019	7%	(33)%	3%	N/A	241%	(52)%	N/A	(7)%	N/A	N/A	N/A
Cash costs per silver or gold ounce [4]	$5.70	$1,045	$5.49	N/A	N/A	$4.92	N/A	$1,131	N/A	$716	N/A
Increase/(decrease) over 2019	$2.77	$(21)	$3.52	N/A	N/A	$(3.10)	N/A	$80	N/A	$(380)	N/A
AISC per silver or gold ounce [5]	$11.89	$1,302	$8.57	N/A	N/A	$5.68	N/A	$1,436	N/A	$787	N/A
Increase/(decrease) over 2019	$1.76	$(109)	$2.58	N/A	N/A	$(6.42)	N/A	$82	N/A	$(740)	N/A

Greens Creek Mine - Alaska

The increase in silver production for the full year resulted from higher grades. The mill operated at an average of 2,236 tons per day (tpd) for the full year. Fourth quarter production was affected by a significant weather event in December when southeast Alaska was impacted by high winds and heavy rains that caused major damage in the area and communities.

The higher cost of sales in 2020 were due to higher sales volumes. The increase in per silver ounce cash costs and AISC was primarily due to higher concentrate treatment costs and lower by-product credits, on a per-ounce basis, with these items partially offset by lower capital spending for AISC.

For the full year of 2020, Greens Creek generated cash provided by operating activities of approximately $182.6 million and spent $23.0 million on additions to properties, plants and equipment, resulting in free cash flow of $159.6 million.1

Proven and Probable silver reserves decreased primarily due to COVID-19 limiting drilling to one-third of the amount drilled in 2019, changes to the mine plan, and less favorable smelter terms. This decline compares to average additions of nearly 8 million ounces per year for the past four years. Measured and Indicated resource increased due to reclassification of reserves and Inferred resource. Measured and Indicated Mineral Resources, inclusive of Mineral Reserves is down only 3% from 2019.

Casa Berardi - Quebec

Annual gold production decreased by 10%, compared to 2019, primarily due to the Government of Quebec’s COVID‑19 three-week suspension order and the third quarter planned mill repairs. Fourth quarter production increased 8% over the prior year period due to more tons milled and higher grades. The mill operated at an average of 4,129 tpd in the fourth quarter 2020 and 3,699 tpd for the year.

Lower quarterly and annual cost of sales were due to stripping the East Mine Crown Pillar Pit Extension (XCMP) in 2019 partially offset by increased quantities of waste and ore extracted from the pit and higher haulage costs due to deepening of the pit. However, milling and administrative costs were higher due to costs for pre-crushing of ore to allow for increased throughput, and higher costs for mill improvements, maintenance and reagents. These factors impacted mining and milling costs, along with lower gold production, resulting in increased cash costs and AISC, after by-product credits.

For the full year of 2020, Casa Berardi generated cash provided by operating activities of approximately $68.5 million and spent $40.9 million on additions to properties, plants and equipment, resulting in free cash flow of $27.6 million.1

Proven and Probable gold reserves decreased approximately 10% to 1.54 million ounces. Most of the decreases were due to mining depletion and engineering changes. The 2020 drilling program at Casa Berardi was also impacted by COVID. Despite the drilling delays, approximately 85 thousand ounces were added to reserve by drilling in 2020.

Measured and Indicated gold resources increased 19% to 1.25 million ounces given exploration additions and some reclassification from reserves given engineering changes. Measured and Indicated Mineral Resources, inclusive of Mineral Reserves, increased 1% over last year.

Lucky Friday Mine - Idaho

At the Lucky Friday Mine, 2.0 million and 0.8 million ounces of silver were produced in 2020 and the fourth quarter, respectively. Lucky Friday returned to full production in the fourth quarter.

The cost of sales for the fourth quarter was $20.9 million, and the cash cost per silver ounce4 was $9.34. AISC5 was $18.22 per silver ounce.

Proven and Probable reserves declined 4% due primarily to mining depletion; the current mine plan is unchanged at 16 years (2036). Measured and Indicated resources for silver and lead increased 5%.

San Sebastian - Mexico

At the San Sebastian Mine, 1.0 million ounces of silver and 7,223 ounces of gold were produced. For the fourth quarter, 0.2 million ounces of silver and 1,159 ounces of gold were produced. Mining was completed in the third quarter and milling completed in the fourth quarter of 2020. The mill operated at an average of 474 tpd for the year when in production.

The lower cost of sales and silver per ounce cash costs4 was primarily due to lower mining costs, higher by-product, partially offset by lower silver production, and for AISC, lower capital and exploration spending.

For the full year of 2020, San Sebastian generated cash provided by operating activities of approximately $14.4 million and spent $0.6 million on additions to properties, plants and equipment, resulting in free cash flow of $13.8 million.1

The Company continues to explore this highly prospective land package and will evaluate further mining based on exploration results.

Nevada Operations

During the second half of 2020, all ore mined at Nevada Operations was stockpiled, with no ore milled and no production reported during the period. Mining of refractory ore at Fire Creek in areas with existing development was completed in the fourth quarter with most of the material shipped to a third-party processor by February 2021. The bulk test demonstrated that larger scale, more productive mining methods could be applied successfully to this material. Ground conditions were as good or better than expected and water in the test area was readily managed. The bulk test refractory ore is being processed by a third party through a tolling agreement. While the processing is not yet complete, the recovery information to date follows the grade-recovery curve established through bench testing. Metal prices increased significantly since the tolling agreement was signed, and it is no longer attractive for the third party to displace their own feed to toll. Discussions are underway with another processor with surplus capacity. Fire Creek is expected to be placed on care and maintenance in the second quarter of 2021.

SILVER AND GOLD RESERVE SUMMARY

Proven and Probable silver and gold reserves dropped 11% for the year to 188 million ounces of silver and 2.4 million ounces of gold. Lead and zinc reserves dropped 9% and 12% to 740 thousand tons of lead and 886 thousand tons of zinc. Due to the Company's focus on essential mining during implemented COVID-19 protocols, the 2020 exploration programs were disrupted company-wide with approximately one-third less drilling achieved at Greens Creek than in 2019 coupled with significant third-party assay laboratory delays.

Measured and Indicated silver ounces increased 5% to a record 228 million ounces, an increase of 10.3 million ounces over 2019 with increases due to limited drilling and reclassification of reserve at Greens Creek and remodeling at Lucky Friday. Measured and Indicated gold ounces decreased 37% to 3.7 million ounces, a reduction of 2.1 million ounces, due to reclassification of resources in Nevada and the Heva Hosco project, respectively. Measured and Indicated base metals increased overall, with lead increasing 5% for a total of 921 thousand tons and zinc increasing 2% at 1,132 thousand tons.

Inferred silver resources are essentially unchanged from last year with a slight drop of 1% to 454 million ounces. Inferred gold resources increased 12% to 5.5 million ounces due to reclassification of higher resource classes in Nevada and the increased Inferred resource overall at the Heva Hosco Project. Inferred base metal resources are down slightly with a 3% change in lead to 467.6 thousand tons and a 5% change in zinc to 425.1 thousand tons. Base metal changes are mostly due to small losses and reclassification to higher classes at Greens Creek and remodeling of the Hugh Zone polymetallic zone at San Sebastian.

Please refer to the reserves and resources table at the end of this news release for a complete breakdown of the Company's reserves and resources.

EXPLORATION AND PRE-DEVELOPMENT

Exploration

Fourth quarter exploration (including corporate development) expenses were $8.0 million, over half of the full year expenditures and an increase of $5.6 million compared to the fourth quarter 2019 primarily due to increased activity and focus on Midas, Casa Berardi, and San Sebastian.

During the quarter, there were two new discoveries: Green Racer Sinter at Midas and the 160 Zone eastern extension at Casa Berardi.

At Midas, four core rigs intersected mineralization in five of seven targets. At the Green Racer Sinter, a target with no previous drilling located two miles east of the main mine, detailed surface mapping identified an outcrop of spicular geyserite sinter with anomalous gold. The deeper holes are encountering the same favorable host rocks as those of the historic Midas mine where mineralization had an average grade of 0.81 oz/ton gold and 11.3 oz/ton silver over an average width of 4.0 feet. The following table shows the strength of mineralization in three recent holes (the surface is at an elevation of 5,434 feet):

Drillhole	Elevation (Feet)	Drilled Width (Feet)	Gold Grade (oz/ton)	Silver Grade (oz/ton)
DMC-371	4901	1.6	1.12	16.9
DMC-374	4537	4.3	0.34	7.8
DMC-390	4088	4.5	3.26	14.3

At Casa Berardi, a new discovery was made in the 160 Zone 500 feet east of the current resource blocks and the zone open in all directions. The discovery drillhole intersected 0.32 oz/ton gold over 9.5 feet estimated true width including 1.16 oz/ton gold over 2.0 feet estimated true width.

San Sebastian exploration focused on the El Tigre and El Bronco veins discovered under thick soil cover this year. So far, the veins are strong structures that in places have over 28 feet of true thickness, almost a mile of strike length down to 1,000 feet below the surface and are open. The best results to date include 44.5 oz/ton silver and 0.22 oz/ton gold over 9.5 feet estimated true width in the El Bronco vein and 16.2 oz/ton silver and 0.09 oz/ton gold over 3.5 feet estimated true width in the El Tigre vein.

Please refer to the assay results tables at the end of this news release for more complete drill assay highlights.

2021 Exploration Program

Exploration expenditures for 2021 are estimated to be $30 million. Greens Creek and Casa Berardi programs should each be about 15% of the total expenditures with surface programs in addition to their normal underground exploration.

San Sebastian should also represent 15% of the exploration spend, building on the developing resources of the El Bronco, El Tigre, and El Toro veins.

Nevada exploration is targeted at 25% of the total, with the majority spent at Midas. At Hollister, exploration of the Hatter Graben is expected to be advanced by further developing the decline in order to test a portion of the Hatter Graben resource and explore additional Hatter Graben veins further to the south. At Fire Creek and Aurora, any drilling programs will occur later in the year following further target definition.

Almost 10% of the exploration budget is targeted for Kinskuch in an effort to expand the 2018 discoveries that established a strike length of 2.2 miles of silver, zinc, and lead mineralization offsetting drillhole intercepts such as 9.3 oz/ton silver, 6.5% zinc, and 2.3% lead over 8.2 feet that is open in all directions. The Heva Hosco program will spend about 5% of the total with the majority of the drilling offsetting a 2018 intercept in a high-grade quartz vein grading 0.84 oz/ton gold over 7.6 feet (drilled length).

Pre-development - Montanore/Rock Creek

Pre-development spending was $0.6 million in the fourth quarter and $2.4 million for the full year 2020, principally to advance the permitting at Montanore/Rock Creek.

At Montanore, the Kootenai National Forest’s (KNF) final Supplemental Environment Impact Study (SEIS) and Record of Decision (ROD) are expected later in 2021. At Rock Creek, the KNF partially approved the Plan of Operation to reflect the ROD and the Montana Department of Environmental Quality approved modifications to the existing Exploration License to match the ROD. Decisions on litigation challenging decisions of the US Fish and Wildlife Service and the KNF are expected later in the year.

2021 ESTIMATES[6]
2021 Production Outlook
	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek *	9.5 - 10.2	40 - 43	20.5 - 21.5	227 - 237
Lucky Friday *	3.4 - 3.8	N/A	6.2 – 6.4	67 - 70
Casa Berardi	N/A	125 - 128	11.5 - 11.7	125 - 128
Nevada Operations	N/A	20 - 22	1.8 - 2.0	20 - 22
2021 Total	12.9 - 14.0	185 - 193	40.0 - 41.6	439 – 457
2022 Total	13.7 - 14.5	173 - 181	41.0 - 42.5	448 – 465
2023 Total	14.2 - 15.0	177 - 186	42.5 - 44.5	467 - 485
* Equivalent ounces include Lead and Zinc production

2021 Cost Outlook
	Costs of Sales (million)	Cash cost, after by-product credits, per silver/gold ounce[4]	AISC, after by-product credits, per produced silver/gold ounce[5]
Greens Creek	$220	$5.75 - $6.25	$10.25 - $11.00
Lucky Friday	$91	$7.75 - $9.75	$13.75 - $16.50
Total Silver	$311	$6.25 - $7.25	$13.50 - $15.00
Casa Berardi	$176	$900 - $975	$1,185 - $1,275
Nevada Operations	$41	$1,300 - $1,425	$1,385 - $1,525
Total Gold	$217	$950 - $1,050	$1,200 - $1,300
2021 Capital and Exploration Outlook
Capital expenditures (excluding capitalized interest)	$110 million
Exploration expenditures (includes Corporate Development)	$30 million
Pre-development expenditures	$4.5 million

DIVIDENDS

Common

On February 16, 2021, the Board of Directors declared a quarterly cash dividend of $0.00875 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.005 per share for the silver-linked dividend component. The common dividend payable on or about March 19, 2021, to stockholders of record on March 8, 2021. The realized silver price was $25.16 in the fourth quarter satisfying the criterion for the silver-linked dividend component of the Company's dividend policy.

Preferred

The Board of Directors also declared a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about April 1, 2021, to stockholders of record on March 15, 2021.

INVESTOR VIRTUAL OUTREACH

Conference Call Information

A conference call and webcast will be held today, at 9:00 a.m. Eastern Time to discuss fourth quarter and year-end 2020 financial results. You may join the conference call by dialing toll-free 1-833-350-1380 or for international by dialing 1-647-689-6934. The Conference ID is 7412488. Please dial-in and provide the Conference ID number at least 10 minutes prior to the start time to join the call and mitigate any hold times.

Hecla’s live webcast can be accessed at www.hecla-mining.com under Investors/Events & Webcasts (https://ir.hecla-mining.com/news-events/events-webcasts/default.aspx). The webcast will also be archived on the site.

One-on-One Calls

Hecla will be holding a Virtual Investor Event on Friday, February 19, from 11:30 a.m. to 1:30 p.m. Eastern Time inviting shareholders, investors, and other interested parties to schedule a personal, 30-minute virtual meeting (video or telephone) with a member of senior management. Click on the link below to schedule a call (You can also copy and paste the link into your web browser.). If you are unable to book a time, either due to high demand or for other reasons, please reach out to Jeanne DuPont at jdupont@hecla-mining.com or at 208-769-4177.

  Operations call with Lauren Roberts, SR VP and COO and senior mine management: https://calendly.com/2020-q4-vie/operations
  Finance call with Lindsay Hall, SR VP and CFO and Russell Lawlar, Treasurer: https://calendly.com/2020-q4-vie/finance
  Call with Phil Baker, President and CEO: https://calendly.com/2020-q4-vie/ceo

Planned Videocasts

Hecla will be conducting a series of videocasts commencing later in 2021 that will provide additional information on the Company, silver and the industry. These will be available on the Company’s website at www.hecla-mining.com and various social media platforms.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho and is a growing gold producer with an operating mine Quebec, Canada. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment.

(2) Adjusted net (loss) income applicable to common shareholders is a non-GAAP measurement, a reconciliation of which to net (loss) income applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net (loss) income is a measure used by management to evaluate the Company’s operating performance but should not be considered an alternative to net (loss) income as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

(3) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses cash cost, after by-product credits, per silver ounce on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. With regard to Casa Berardi and Nevada Operations, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines with a by-product credit recognized for the value of their silver production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(5) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Other

(6) Expectations for 2021 include silver, gold, lead and zinc production from Greens Creek, Lucky Friday, San Sebastian, Casa Berardi, and Nevada Operations converted using Au $1,525/oz, Ag $17/oz, Zn $1.00/lb, and Pb $0.85/lb. Numbers may be rounded.

Cautionary Statement Regarding Forward Looking Statements, Including 2021 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of full-year 2021, 2022 and 2023 silver and gold production, 2021 cost of sales, cash costs, after by-product credits, AISC, after by-product credits as well as estimated spending on capital, exploration, and pre-development (which assumes metal prices of gold at $1,650/oz, Ag $18/oz, Zn $0.95/lb, Pb $0.85/lb; USD/CAD assumed to be $0.77, USD/MXN assumed to be $0.05; (ii) the Company’s mineral reserves and resources; (iii) exploration discoveries at Midas, Casa Berardi, San Sebastian, Heva Hosco, Kinskuch and other exploration targets expect to be further drilled in 2021; (iv) expectation to grow silver production and generate significant free cash flow generation in 2021; (v) expectation reserves will grow in 2021 from a normal drilling program; (vi) Fire Creek is expected to be placed on care and maintenance in the second quarter of 2021; (vii) location and allocation of exploration expenditures; (viii) Montanore SEIS and ROD are expected later in 2021; (ix) decisions on litigation challenges decisions at Rock Creek are expected in 2020; (x) production from our United States silver mines is expected to go from 8 million ounces in 2018 to almost 15 million ounces by 2023; and (xi) the Company expects to continue exploration at San Sebastian.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (a) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (b) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (c) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (d) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (e) certain price assumptions for gold, silver, lead and zinc; (f) prices for key supplies being approximately consistent with current levels; (g) the accuracy of our current mineral reserve and mineral resource estimates; and (h) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2019 Form 10-K, filed on February 10, 2020, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings, including the Company's 2020 10-K expected to be filed on February 18, 2021. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties as of December 31, 2020 and earlier are governed by the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). Effective January 1, 2021, the SEC has issued new rules rescinding Guide 7. Mining companies are not required to comply with the new rules until the first fiscal year beginning on or after January 1, 2021. Thus, the Company will be required to comply with the new rules when filing its Form 10-K for the fiscal year ended December 31, 2021. The Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is included herein to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 compared to the new SEC rules (Item 1300 of Regulation S-K under the Securities and Exchange Act of 1934) and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of Proven and Probable reserves within the meaning of Guide 7, but also of mineral resource and mineral reserve estimates estimated in accordance with the new SEC rules and definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. Under Guide 7, the term "reserve" means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term "economically", as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term "legally", as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Hecla's current mine plans. The terms “Measured resources”, “Indicated resources,” and “Inferred resources” are mining terms as defined in accordance with the new SEC rules and NI 43-101. These terms are not defined under Guide 7 and prior to January 1, 2021, were not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “Indicated resources” and “Measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into Proven or Probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Kurt D. Allen, MSc., CPG, Director - Exploration of Hecla Limited and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under National Instrument 43-101("NI 43-101"), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release, including with respect to the newly acquired Nevada projects. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, and for the Lucky Friday Mine are contained in a technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for Casa Berardi are contained in a technical report titled "Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada" effective date December 31, 2018 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015 . Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Fire Creek Mine are contained in a technical report prepared for Klondex Mines, dated March 31, 2018; the Hollister Mine dated May 31, 2017, amended August 9, 2017; and the Midas Mine dated August 31, 2014, amended April 2, 2015. Copies of these technical reports are available under Hecla's and Klondex's profiles on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

geHECLA MINING COMPANY Condensed Consolidated Statements of Income (Loss) (dollars and shares in thousands, except per share amounts - unaudited)
	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Sales of products	$188,890	$224,945	$691,873	$673,266
Cost of sales and other direct production costs	104,323	139,147	389,040	450,349
Depreciation, depletion and amortization	37,803	60,480	157,130	199,518
Total cost of sales	142,126	199,627	546,170	649,867
Gross profit	46,764	25,318	145,703	23,399

Other operating expenses:
General and administrative	7,930	8,977	35,561	35,832
Exploration	7,954	2,363	15,853	15,919
Pre-development	585	615	2,442	3,150
Research and development	—	(79)	—	535
Other operating expense	3,013	1,362	8,864	3,043
Loss (gain) on disposition of property, plants, equipment and mineral interests	13	(23)	572	4,643
Ramp-up and suspension costs	802	3,285	24,911	12,051
Acquisition costs	7	52	20	645
Foundation grant	—	—	1,970	—
Provision for closed operations and reclamation	1,122	1,161	3,929	4,690
	21,426	17,713	94,122	80,508
Income (loss) from operations	25,338	7,605	51,581	(57,109)
Other income (expense):
Loss on derivative contracts	(9,299)	(1,252)	(22,074)	(3,971)
(Loss) gain on disposition of investments	—	(4)	—	923
Unrealized gain (loss) on investments	858	(1,230)	10,268	(2,389)
Net foreign exchange loss	(5,840)	(1,495)	(4,605)	(8,236)
Other net expense	(674)	(1,022)	(2,256)	(4,429)
Interest expense	(10,650)	(14,670)	(49,569)	(48,447)
	(25,605)	(19,673)	(68,236)	(66,549)
Loss before income taxes	(267)	(12,068)	(16,655)	(123,658)
Income tax benefit (provision)	1,062	4,092	(135)	24,101
Net income (loss)	795	(7,976)	(16,790)	(99,557)
Preferred stock dividends	(138)	(138)	(552)	(552)
Income (loss) applicable to common stockholders	$657	$(8,114)	$(17,342)	$(100,109)
Basic loss per common share after preferred dividends	$—	$(0.02)	$(0.03)	$(0.20)
Diluted loss per common share after preferred dividends	$—	$(0.02)	$(0.03)	$(0.20)
Weighted average number of common shares outstanding basic	530,998	502,902	527,329	490,449
Weighted average number of common shares outstanding diluted	537,166	502,902	527,329	490,449

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and shares in thousands - unaudited)
	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$129,830	$62,452
Accounts receivable	39,193	38,421
Inventories	96,544	66,213
Other current assets	19,114	12,038
Total current assets	284,681	179,124
Investments	15,148	6,207
Restricted cash and investments	1,053	1,025
Properties, plants, equipment and mineral interests, net	2,345,219	2,423,698
Operating lease right-of-use assets	10,628	16,381
Deferred income tax asset	2,912	3,537
Other non-current assets	8,083	7,336
Total assets	$2,667,724	$2,637,308

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$68,516	$57,716
Accrued payroll and related benefits	31,807	26,916
Accrued taxes	8,349	4,776
Finance leases	6,491	5,429
Accrued reclamation and closure costs	5,582	4,581
Operating leases	3,008	5,580
Accrued interest	14,157	5,804
Current derivatives liabilities	11,737	6,170
Other current liabilities	138	2
Total current liabilities	149,785	116,974
Finance leases	9,274	7,214
Accrued reclamation and closure costs	110,466	103,793
Long-term debt	507,242	504,729
Operating leases	7,634	10,818
Deferred income tax liability	132,475	138,282
Pension liability	44,144	56,219
Other non-current liabilities	4,364	6,856
Total liabilities	965,384	944,855

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	134,629	132,292
Capital surplus	2,003,576	1,973,700
Accumulated deficit	(379,519)	(353,331)
Accumulated other comprehensive loss, net	(32,889)	(37,310)
Treasury stock	(23,496)	(22,967)
Total stockholders’ equity	1,702,340	1,692,423
Total liabilities and stockholders’ equity	$2,667,724	$2,687,308
Common shares outstanding	531,666	522,896

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)
	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
OPERATING ACTIVITIES
Net income (loss)	$795	$(7,976)	$(16,790)	$(99,557)
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	37,115	61,435	164,026	204,475
Loss (gain) on disposition of investments	—	4	—	(923)
Unrealized (gain) loss on investments	(858)	1,227	(10,268)	2,386
Loss (gain) on disposition of properties, plants, equipment and mineral interests	13	(23)	572	4,643
Provision for reclamation and closure costs	1,551	1,616	6,189	6,914
Deferred income taxes	885	(6,771)	(5,505)	(33,387)
Stock compensation	1,229	910	6,458	5,668
Amortization of loan origination fees	600	718	3,666	2,637
Loss (gain) on derivative contracts	1,095	(211)	5,578	5,613
Foreign exchange loss (gain)	5,490	1,762	2,680	8,025
Adjustment of inventory to market value	—	—	—	1,399
Fee on prepayment of debt with shares of common stock	—	2,855	—	2,855
Foundation grant	—	—	1,970	—
Other non-cash charges, net	(176)	45	(176)	45
Change in assets and liabilities:
Accounts receivable	2,661	(724)	(1,080)	(10,939)
Inventories	(118)	22,647	(13,208)	16,146
Other current and non-current assets	(4,367)	705	2,381	15,618
Accounts payable and accrued liabilities	21,141	(29,971)	19,379	(24,355)
Accrued payroll and related benefits	3,128	4,720	14,445	9,226
Accrued taxes	285	2,578	3,561	(3,155)
Accrued reclamation and closure costs and other non-current liabilities	(5,568)	1,711	(3,085)	7,532
Cash provided by operating activities	64,901	57,257	180,793	120,866

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(36,634)	(24,083)	(91,016)	(121,421)
Proceeds from sale of investments	—	—	—	1,760
Proceeds from disposition of properties, plants and equipment	26	97	331	183
Purchases of investments	(555)	—	(2,216)	(389)
Net cash used in investing activities	(37,163)	(23,986)	(92,901)	(119,867)

FINANCING ACTIVITIES
Acquisition of treasury shares	—	8	(2,745)	(2,231)
Proceeds from issuance of common stock and warrants, net of related expense	—	49,019	—	49,019
Dividends paid to common stockholders	(4,649)	(1,259)	(8,600)	(4,914)
Dividends paid to preferred stockholders	(138)	(138)	(552)	(552)
Borrowings on debt	9,220	34,500	716,327	279,500
Payments on debt	—	(84,500)	(716,500)	(279,500)
Debt issuance and loan origination fees paid	(69)	(389)	(1,356)	(976)
Repayments of capital leases	(1,707)	(1,673)	(5,953)	(7,157)
Net cash provided by (used in) financing activities	2,657	(4,432)	(19,379)	33,189
Effect of exchange rates on cash	766	618	(1,107)	875
Net increase in cash, cash equivalents and restricted cash and cash equivalents	31,161	29,457	67,406	35,063
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	99,722	34,020	63,477	28,414
Cash, cash equivalents and restricted cash and cash equivalents at end of year	$130,883	$63,477	$130,883	$63,477

HECLA MINING COMPANY Production Data
	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
GREENS CREEK UNIT
Tons of ore processed	189,092	216,324	818,408	846,076
Total production cost per ton	$195.02	$185.29	$179.37	$174.28
Ore grade milled - Silver (oz./ton)	15.17	15.69	15.65	14.64
Ore grade milled - Gold (oz./ton)	0.07	0.10	0.08	0.10
Ore grade milled - Lead (%)	2.84	3.07	3.13	2.92
Ore grade milled - Zinc (%)	6.96	7.88	7.58	7.43
Silver produced (oz.)	2,330,664	2,741,090	10,494,726	9,890,125
Gold produced (oz.)	10,276	15,356	48,491	56,625
Lead produced (tons)	4,404	5,444	21,400	20,112
Zinc produced (tons)	11,956	15,475	56,814	56,805
Cash cost per silver ounce (1)	$7.21	$2.76	$5.49	$1.97
AISC per silver ounce (1)	$12.05	$7.86	$8.57	$5.99
Capital additions (in thousands)	$10,521	$12,886	$28,797	$35,829
LUCKY FRIDAY UNIT
Tons of ore processed	69,257	16,337	179,208	57,091
Total production cost per ton	$213.82	$—	$251.49	$—
Ore grade milled - Silver (oz./ton)	12.53	14.02	11.85	11.83
Ore grade milled - Lead (%)	7.74	9.01	7.49	7.86
Ore grade milled - Zinc (%)	3.85	5.11	3.88	4.25
Silver produced (oz.)	830,200	216,488	2,031,874	632,944
Lead produced (tons)	5,103	1,360	12,727	4,098
Zinc produced (tons)	2,457	710	6,298	2,052
Cash cost per silver ounce (1)	$9.34	N/A	N/A	N/A
AISC per silver ounce (1)	$18.22	N/A	N/A	N/A
Capital additions (in thousands)	$11,146	$3,043	$25,749	$8,989
CASA BERARDI UNIT
Tons of ore processed - underground	185,335	201,937	658,271	784,568
Tons of ore processed - surface pit	197,646	161,430	625,430	593,497
Tons of ore processed - total	382,981	363,367	1,283,701	1,378,065
Surface tons mined - ore and waste	1,493,706	1,797,105	5,559,302	9,329,268
Total production cost per ton	$98.33	$97.77	$105.71	$101.13
Ore grade milled - Gold (oz./ton) - underground	0.147	0.164	0.136	0.168
Ore grade milled - Gold (oz./ton) - surface pit	0.052	0.064	0.051	0.055
Ore grade milled - Gold (oz./ton) - combined	0.123	0.119	0.117	0.120
Ore grade milled - Silver (oz./ton)		0.04	0.02	0.03
Gold produced (oz.) - underground	27,262	26,506	89,521	106,821
Gold produced (oz.) - surface pit	10,319	8,287	31,971	27,588
Gold produced (oz.) - total	37,580	34,793	121,492	134,409
Silver produced (oz.) - total	8,858	10,499	24,142	31,540
Cash cost per gold ounce (1)	$1,019	$1,037	$1,131	$1,051
AISC per gold ounce (1)	$1,330	$1,278	$1,436	$1,354
Capital additions (in thousands)	$16,440	$7,699	$40,853	$36,059
SAN SEBASTIAN UNIT
Tons of ore processed	27,643	39,137	131,859	174,713
Total Production cost per ton	$76.42	$201.09	$120.32	$192.42
Ore grade milled - Silver (oz./ton)	7.30	11.80	7.94	11.78
Ore grade milled - Gold (oz./ton)	0.054	0.115	0.067	0.106
Silver produced (oz.)	182,614	422,434	954,772	1,868,884
Gold produced (oz.)	1,159	3,897	7,223	15,673
Cash cost per silver ounce (1)	$0.65	$8.89	$4.92	$8.02
AISC per silver ounce (1)	$1.07	$11.78	$5.68	$12.10
Capital additions (in thousands)	$—	$(458)	$537	$5,035
NEVADA OPERATION
Tons of ore processed	—	46,661	27,984	210,397
Total production cost per ton	$—	$406.59	$892.09	$332.06
Ore grade milled - Gold (oz./ton)	—	0.502	1.232	0.361
Silver produced (oz.)	—	21,477	37,443	181,741
Gold produced (oz.)	—	20,727	31,756	66,166
Cash cost per silver ounce (1)	$—	$946	$716	$1,096
AISC per silver ounce (1)	$—	$1,024	$787	$1,527
Capital additions (in thousands)	$2,154	$608	$4,003	$42,184

(1) Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi and Nevada Operations is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian, Casa Berardi and Nevada Operations units and for the Company for the three- and twelve-month periods ended December 31, 2020 and 2019, and for estimated amounts for the twelve months ended December 31, 2021.

Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We have recently started reporting AISC, After By-product Credits, per Ounce which we use as a measure of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver and gold mining company, we also use these statistics on an aggregate basis. We aggregate the Greens Creek, Lucky Friday and San Sebastian mines to compare our performance with that of other primary silver mining companies and aggregate the Casa Berardi and Nevada Operations units to compare our performance with that of other primary gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, exploration and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi and Nevada Operations sections below report Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the similar gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended December 31, 2020
	Greens Creek	Lucky Friday(3)	San Sebastian(4)	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$59,215	$20,919	$5,833		$85,967
Depreciation, depletion and amortization	(12,540)	(6,321)	(399)		(19,260)
Treatment costs	18,605	4,590	55		23,250
Change in product inventory	(4,893)	1,533	(3,038)		(6,398)
Reclamation and other costs (1)	(1,130)	(274)	(148)		(1,552)
Cash costs excluded	—	—	—		—
Cash Cost, Before By-product Credits (2)	59,257	20,447	2,303		82,007
Reclamation and other costs	789	222	76		1,087
Exploration	(20)	—	—	426	406
Sustaining capital	10,521	7,154	—	—	17,675
General and administrative				7,496	7,496
AISC, Before By-product Credits (2)	70,547	27,823	2,379		108,671
By-product credits:
Zinc	(19,702)	(4,273)			(23,975)
Gold	(16,765)		(2,184)		(18,949)
Lead	(5,985)	(8,421)			(14,406)
Total By-product credits	(42,452)	(12,694)	(2,184)		(57,330)
Cash Cost, After By-product Credits	$16,805	$7,753	$119		$24,677
AISC, After By-product Credits	$28,095	$15,129	$195		$51,341
Divided by ounces produced	2,331	830	183		3,344
Cash Cost, Before By-product Credits, per Silver Ounce	$25.43	$24.63	$12.58		$24.52
By-product credits per ounce	(18.22)	(15.29)	(11.93)		(17.14)
Cash Cost, After By-product Credits, per Silver Ounce	$7.21	$9.34	$0.65		$7.38
AISC, Before By-product Credits, per Silver Ounce	$30.27	$33.52	$13.00		$32.49
By-product credits per ounce	(18.22)	(15.29)	(11.93)		(17.14)
AISC, After By-product Credits, per Silver Ounce	$12.05	$18.22	$1.07		$15.35

In thousands (except per ounce amounts)	Three Months Ended December 31, 2020
	Casa Berardi (6)	Nevada Operations(7)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$55,706	$453	$56,159
Depreciation, depletion and amortization	(18,423)	(120)	(18,543)
Treatment costs	898	—	898
Change in product inventory	474	15	489
Reclamation and other costs (1)	(135)	—	(135)
Exclusion of Nevada Operations costs	—	(348)	(348)
Cash Cost, Before By-product Credits (2)	38,520	—	38,520
Reclamation and other costs	99	—	99
Exploration	738	—	738
Sustaining capital	10,829	—	10,829
AISC, Before By-product Credits (2)	50,186	—	50,186
By-product credits:
Silver	(214)	—	(214)
Total By-product credits	(214)	—	(214)
Cash Cost, After By-product Credits	$38,306	$—	$38,306
AISC, After By-product Credits	$49,972	$—	$49,972
Divided by gold ounces produced	38	—	38
Cash Cost, Before By-product Credits, per Gold Ounce	$1,025	$—	$1,025
By-product credits per ounce	(6)	—	(6)
Cash Cost, After By-product Credits, per Gold Ounce	$1,019	$—	$1,019
AISC, Before By-product Credits, per Gold Ounce	$1,335	$—	$1,336
By-product credits per ounce	(6)	—	(6)
AISC, After By-product Credits, per Gold Ounce	$1,330	$—	$1,330

In thousands (except per ounce amounts)	Three Months Ended December 31, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$85,967	$56,159	$142,126
Depreciation, depletion and amortization	(19,260)	(18,543)	(37,803)
Treatment costs	23,250	898	24,148
Change in product inventory	(6,398)	489	(5,909)
Reclamation and other costs (1)	(1,552)	(135)	(1,687)
Exclusion of Nevada Operations costs	—	(348)	(348)
Cash Cost, Before By-product Credits (2)	82,007	38,520	120,527
Reclamation and other costs	1,087	99	1,186
Exploration	406	738	1,144
Sustaining capital	17,675	10,829	28,504
General and administrative	7,496	—	7,496
AISC, Before By-product Credits (2)	108,671	50,186	158,857
By-product credits:
Zinc	(23,975)	—	(23,975)
Gold	(18,949)	—	(18,949)
Lead	(14,406)	—	(14,406)
Silver		(214)	(214)
Total By-product credits	(57,330)	(214)	(57,544)
Cash Cost, After By-product Credits	$24,677	$38,306	$62,983
AISC, After By-product Credits	$51,341	$49,972	$101,313
Divided by ounces produced	3,344	38
Cash Cost, Before By-product Credits, per Ounce	$24.52	$1,025
By-product credits per ounce	(17.14)	(6)
Cash Cost, After By-product Credits, per Ounce	$7.38	$1,019
AISC, Before By-product Credits, per Ounce	$32.49	$1,336
By-product credits per ounce	(17.14)	(6)
AISC, After By-product Credits, per Ounce	$15.35	$1,330

In thousands (except per ounce amounts)	Three Months Ended December 31, 2019
	Greens Creek	Lucky Friday(3)	San Sebastian	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$71,481	$5,472	$14,171		$91,124
Depreciation, depletion and amortization	(15,359)	(284)	(2,838)		(18,481)
Treatment costs	14,168	1,050	328		15,546
Change in product inventory	(10,323)	308	(1,575)		(11,590)
Reclamation and other costs	(1,083)	—	(558)		(1,641)
Exclusion of Lucky Friday costs	—	(6,546)	—		(6,646)
Cash Cost, Before By-product Credits (2)	58,884	—	9,528		68,412
Reclamation and other costs	737	—	123		860
Exploration	357	—	215	227	799
Sustaining capital	12,886	—	884	35	13,805
General and administrative				8,977	8,977
AISC, Before By-product Credits (2)	72,864	—	10,750		92,853
By-product credits:
Zinc	(23,478)	—			(23,478)
Gold	(20,006)		(5,767)		(25,773)
Lead	(7,825)	—			(7,825)
Total By-product credits	(51,309)	—	(5,767)		(57,076)
Cash Cost, After By-product Credits	$7,575	$—	$3,761		$11,336
AISC, After By-product Credits	$21,555	$—	$4,983		$35,777
Divided by silver ounces produced	2,741	—	423		3,164
Cash Cost, Before By-product Credits, per Silver Ounce	$21.49	$—	$22.52		$21.62
By-product credits per Silver ounce	(18.73)	—	(13.63)		(18.04)
Cash Cost, After By-product Credits, per Silver Ounce	$2.76	$—	$8.89		$3.58
AISC, Before By-product Credits, per Silver Ounce	$26.59	$—	$25.41		$29.35
By-product credits per Silver ounce	(18.73)	—	(13.63)		(18.04)
AISC, After By-product Credits, per Silver Ounce	$7.86	$—	$11.78		$11.31

In thousands (except per ounce amounts)	Three Months Ended December 31, 2019
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$60,444	$48,059	$108,503
Depreciation, depletion and amortization	(20,154)	(21,845)	(41,999)
Treatment costs	447	39	486
Change in product inventory	(4,343)	(5,896)	(10,239)
Reclamation and other costs	(130)	(378)	(508)
Cash Cost, Before By-product Credits (2)	36,264	19,979	56,243
Reclamation and other costs	129	378	507
Exploration	560	285	845
Sustaining capital	7,699	946	8,645
AISC, Before By-product Credits (2)	44,652	21,588	66,240
By-product credits:
Silver	(180)	(371)	(551)
Total By-product credits	(180)	(371)	(551)
Cash Cost, After By-product Credits	$36,084	$19,608	$55,692
AISC, After By-product Credits	$44,472	$21,217	$65,689
Divided by gold ounces produced	35	21	56
Cash Cost, Before By-product Credits, per Gold Ounce	$1,042	$964	$1,003
By-product credits per Gold Ounce	(5)	(18)	(10)
Cash Cost, After By-product Credits, per Gold Ounce	$1,037	$946	$993
AISC, Before By-product Credits, per Gold Ounce	$1,283	$1,042	$1,197
By-product credits per Gold Ounce	(5)	(18)	(10)
AISC, After By-product Credits, per Gold Ounce	$1,278	$1,024	$1,187

In thousands (except per ounce amounts)	Three Months Ended December 31, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$91,124	108,503	$199,627
Depreciation, depletion and amortization	(18,481)	(41,999)	(60,480)
Treatment costs	15,546	486	16,032
Change in product inventory	(11,590)	(10,239)	(21,829)
Reclamation and other costs	(1,641)	(508)	(2,149)
Exclusion of Lucky Friday costs	(6,546)		(6,546)
Cash Cost, Before By-product Credits (2)	68,412	56,243	124,655
Reclamation and other costs	860	507	1,367
Exploration	799	845	1,644
Sustaining capital	13,805	8,645	22,450
General and administrative	8,977	—	8,977
AISC, Before By-product Credits (2)	92,853	66,240	159,093
By-product credits:
Zinc	(23,478)	—	(23,478)
Gold	(25,773)	—	(25,773)
Lead	(7,825)	—	(7,825)
Silver		(551)	(551)
Total By-product credits	(57,076)	(551)	(57,627)
Cash Cost, After By-product Credits	$11,336	$55,692	$67,028
AISC, After By-product Credits	$35,777	$65,689	$101,466
Divided by ounces produced	3,164	56
Cash Cost, Before By-product Credits, per Ounce	$21.62	$1,003
By-product credits per ounce	(18.04)	(10)
Cash Cost, After By-product Credits, per Ounce	$3.58	$993
AISC, Before By-product Credits, per Ounce	$29.35	$1,197
By-product credits per ounce	(18.04)	(10)
AISC, After By-product Credits, per Ounce	$11.31	$1,187

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2020
	Greens Creek	Lucky Friday(3)	San Sebastian(4)	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$217,125	$56,706	$24,104		$297,935
Depreciation, depletion and amortization	(49,692)	(11,473)	(3,548)		(64,713)
Treatment costs	77,122	4,590	287		81,999
Change in product inventory	(3,144)	2,340	(2,357)		(3,161)
Reclamation and other costs (1)	(1,608)	(274)	(1,198)		(3,080)
Exclusion of Lucky Friday costs	—	(31,442)	—		(31,442)
Cash Cost, Before By-product Credits (2)	239,803	20,447	17,288		277,538
Reclamation and other costs	3,154	222	418		3,794
Exploration	354	—	—	1,788	2,142
Sustaining capital	28,797	7,154	299	38	36,288
General and administrative				33,759	33,759
AISC, Before By-product Credits (2)	272,108	27,823	18,005		353,521
By-product credits:
Zinc	(79,413)	(4,273)			(83,686)
Gold	(74,615)	—	(12,586)		(87,201)
Lead	(28,193)	(8,421)			(36,614)
Total By-product credits	(182,221)	(12,694)	(12,586)		(207,501)
Cash Cost, After By-product Credits	$57,582	$7,753	$4,702		$70,037
AISC, After By-product Credits	$89,887	$15,129	$5,419		$146,020
Divided by silver ounces produced	10,495	830	955		12,280
Cash Cost, Before By-product Credits, per Silver Ounce	$22.85	$24.63	$18.10		$22.60
By-product credits per Silver ounce	(17.36)	(15.29)	(13.18)		(16.90)
Cash Cost, After By-product Credits, per Silver Ounce	$5.49	$9.34	$4.92		$5.70
AISC, Before By-product Credits, per Silver Ounce	$25.93	$33.51	$18.86		$28.79
By-product credits per Silver ounce	(17.36)	(15.29)	(13.18)		(16.90)
AISC, After By-product Credits, per Silver Ounce	$8.57	$18.22	$5.68		$11.89

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2020
	Casa Berardi (6)	Nevada Operations (7)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$203,434	$44,801	$248,235
Depreciation, depletion and amortization	(69,572)	(22,845)	(92,417)
Treatment costs	2,591	45	2,636
Change in product inventory	2,226	15,869	18,095
Reclamation and other costs (1)	(773)	(978)	(1,751)
Exclusion of Nevada Operations costs	—	(13,511)	(13,511)
Cash Cost, Before By-product Credits (1)	137,906	23,381	161,287
Reclamation and other costs	386	654	1,040
Exploration	2,231	—	2,231
Sustaining capital	34,431	1,600	36,031
AISC, Before By-product Credits (2)	174,954	25,635	200,589
By-product credits:
Silver	(499)	(635)	(1,134)
Total By-product credits	(499)	(635)	(1,134)
Cash Cost, After By-product Credits	$137,407	$22,746	$160,153
AISC, After By-product Credits	$174,455	$25,000	$199,455
Divided by gold ounces produced	121	32	153
Cash Cost, Before By-product Credits, per Gold Ounce	$1,135	$736	$1,052
By-product credits per Gold ounce	(4)	(20)	(7)
Cash Cost, After By-product Credits, per Gold Ounce	$1,131	$716	$1,045
AISC, Before By-product Credits, per Gold Ounce	$1,440	$807	$1,309
By-product credits per Gold ounce	(4)	(20)	(7)
AISC, After By-product Credits, per Gold Ounce	$1,436	$787	$1,302

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$297,935	$248,235	$546,170
Depreciation, depletion and amortization	(64,713)	(92,417)	(157,130)
Treatment costs	81,999	2,636	84,635
Change in product inventory	(3,161)	18,095	14,934
Reclamation and other costs (1)	(3,080)	(1,751)	(4,831)
Cash costs excluded	(31,442)	(13,511)	(44,953)
Cash Cost, Before By-product Credits (2)	277,538	161,287	438,825
Reclamation and other costs	3,794	1,040	4,834
Exploration	2,142	2,231	4,373
Sustaining capital	36,288	36,031	72,319
General and administrative	33,759	—	33,759
AISC, Before By-product Credits (2)	353,521	200,589	554,110
By-product credits:
Zinc	(83,686)		(83,686)
Gold	(87,201)		(87,201)
Lead	(36,614)		(36,614)
Silver		(1,134)	(1,134)
Total By-product credits	(207,501)	(1,134)	(208,635)
Cash Cost, After By-product Credits	$70,037	$160,153	$230,190
AISC, After By-product Credits	$146,020	$199,455	$345,475
Divided by ounces produced	12,280	153
Cash Cost, Before By-product Credits, per Ounce	$22.60	$1,052
By-product credits per ounce	(16.90)	(7)
Cash Cost, After By-product Credits, per Ounce	$5.70	$1,045
AISC, Before By-product Credits, per Ounce	$28.79	$1,309
By-product credits per ounce	(16.90)	(7)
AISC, After By-product Credits, per Ounce	$11.89	$1,302

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2019
	Greens Creek	Lucky Friday(3)	San Sebastian	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$211,719	$16,621	$50,509		$278,849
Depreciation, depletion and amortization	(47,587)	(1,175)	(9,772)		(58,534)
Treatment costs	48,487	2,884	760		52,131
Change in product inventory	(1,155)	1,016	(2,953)		(3,092)
Reclamation and other costs	(2,523)	—	(1,588)		(4,111)
Exclusion of Lucky Friday costs	—	(19,346)			(19,346)
Cash Cost, Before By-product Credits (2)	208,941	—	36,956		245,897
Reclamation and other costs	2,949	—	492		3,441
Exploration	982	—	4,667	1,332	6,981
Sustaining capital	35,829	—	2,461	108	38,398
General and administrative				35,832	35,832
AISC, Before By-product Credits (2)	248,701	—	44,576		330,549
By-product credits:
Zinc	(91,435)				(91,435)
Gold	(69,391)		(21,960)		(91,351)
Lead	(28,589)				(28,589)
Total By-product credits	(189,415)	—	(21,960)		(211,375)
Cash Cost, After By-product Credits	$19,526	$—	$14,996		$34,522
AISC, After By-product Credits	$59,286	$—	$22,616		$119,174
Divided by silver ounces produced	9,890	—	1,869		11,759
Cash Cost, Before By-product Credits, per Silver Ounce	$21.12	$—	$19.77		$20.91
By-product credits per silver ounce	(19.15)	—	(11.75)		(17.98)
Cash Cost, After By-product Credits, per Silver Ounce	$1.97	$—	$8.02		$2.93
AISC, Before By-product Credits, per Silver Ounce	$25.14	$—	$23.85		$28.11
By-product credits per silver ounce	(19.15)	—	(11.75)		(17.98)
AISC, After By-product Credits, per Silver Ounce	$5.99	$—	$12.10		$10.13

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2019
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$217,682	$153,336	$371,018
Depreciation, depletion and amortization	(73,960)	(67,024)	(140,984)
Treatment costs	1,876	158	2, 034
Change in product inventory	(3,371)	(9,008)	(12,379
Reclamation and other costs	(515)	(2,019)	(2,534)
Cash Cost, Before By-product Credits (2)	141,712	75,443	217,155
Reclamation and other costs	515	1,512	2,027
Exploration	3,450	2,333	5,783
Sustaining capital	36,825	24,652	61,477
AISC, Before By-product Credits (2)	182,502	103,940	286,442
By-product credits:
Silver	(508)	(2,922)	(3,430)
Total By-product credits	(508)	(2,922)	(3,430)
Cash Cost, After By-product Credits	$141,204	$72,521	$213,725
AISC, After By-product Credits	$181,994	$101,018	$283,012
Divided by gold ounces produced	134	66	200
Cash Cost, Before By-product Credits, per Gold Ounce	$1,055	$1,140	$1,083
By-product credits per gold ounce	(4)	(44)	(17)
Cash Cost, After By-product Credits, per Gold Ounce	$1,051	$1,096	$1,066
AISC, Before By-product Credits, per Gold Ounce	$1,358	$1,571	$1,428
By-product credits per ounce	(4)	(44)	(17)
AISC, After By-product Credits, per Gold Ounce	$1,354	$1,527	$1,411

In thousands (except per ounce amounts)	Twelve Months Ended December 31, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$278,849	$371,018	$649,867
Depreciation, depletion and amortization	(58,534)	(140,984)	(199,518)
Treatment costs	52,131	2,034	54,165
Change in product inventory	(3,092)	(12,379)	(15,471)
Reclamation and other costs	(4,111)	(2,534)	(6,645)
Exclusion of Lucky Friday costs	(19,346)		(19,346)
Cash Cost, Before By-product Credits (2)	245,897	217,155	463,052
Reclamation and other costs	3,441	2,027	5,468
Exploration	6,981	5,783	12,764
Sustaining capital	38,398	61,477	99,875
General and administrative	36,832	—	35,832
AISC, Before By-product Credits (2)	330,549	286,442	616,991
By-product credits:
Zinc	(91,435)		(91,435)
Gold	(91,351)		(91,351)
Lead	(28,589)		(28,589)
Silver		(3,430)	(3,430)
Total By-product credits	(211,375)	(3,430)	(214,805)
Cash Cost, After By-product Credits	$34,522	$213,725	$248,247
AISC, After By-product Credits	$119,174	$283,012	$402,186
Divided by ounces produced	11,759	200
Cash Cost, Before By-product Credits, per Ounce	$20,91	$1,083
By-product credits per ounce	(17.98)	(17)
Cash Cost, After By-product Credits, per Ounce	$2.93	$1,066
AISC, Before By-product Credits, per Ounce	$28.11	$1,428
By-product credits per ounce	(17.98)	(17)
AISC, After By-product Credits, per Ounce	$10.13	$1,411

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2021
	Greens Creek	Lucky Friday	San Sebastian	Corporate(5)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$220,000	$90,400	$—		$310,400
Depreciation, depletion and amortization	(46,000)	(26,000)	—		(72,000)
Treatment costs	49,000	17,100	—		66,100
Change in product inventory	(5,700)	—	—		(5,700)
Reclamation and other costs	1,500	1,000	—		2,500
Cash Cost, Before By-product Credits (2)	218,800	82,500	—		301,300
Reclamation and other costs	3,400	500	—		3,900
Exploration	4,000	—	—		4,000
Sustaining capital	38,000	22,000	—		60,000
General and administrative	—		—	32,000	32,000
AISC, Before By-product Credits (2)	264,200	105,000	—		401,200
By-product credits:
Zinc	(70,000)	(14,500)	—		(84,500)
Gold	(62,000)	—	—		(62,000)
Lead	(28,000)	(38,900)			(66,900)
Total By-product credits	(160,000)	(53,400)	—		(213,400)
Cash Cost, After By-product Credits	$58,800	$29,100	$—		$87,900
AISC, After By-product Credits	$104,200	$51,600	$—		$187,800
Divided by silver ounces produced	9,850	3,600	—		13,450
Cash Cost, Before By-product Credits, per Silver Ounce	$22.21	$22.92	$—		$22.40
By-product credits per silver ounce	(16.24)	(14.83)	—		(15.87)
Cash Cost, After By-product Credits, per Silver Ounce	$5.97	$8.09	$—		$6.53
AISC, Before By-product Credits, per Silver Ounce	$26.82	$29.17	$—		$29.83
By-product credits per silver ounce	(16.24)	(14.83)	—		(15.87)
AISC, After By-product Credits, per Silver Ounce	$10.58	$14.34	$—		$13.96

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2021
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$175,900	$41,000	$216,900
Depreciation, depletion and amortization	(61,000)	(5,600)	(66,600)
Treatment costs	400	4,600	5,000
Change in product inventory	600	(11,600)	(11,000)
Reclamation and other costs	300	500	800
Cash Cost, Before By-product Credits (2)	116,200	28,900	145,100
Reclamation and other costs	500	100	600
Exploration	3,800	—	3,800
Sustaining capital	31,500	2,000	33,500
AISC, Before By-product Credits (2)	152,000	31,000	183,000
By-product credits:
Silver	(600)	(550)	(1,150)
Total By-product credits	(600)	(550)	(1,150)
Cash Cost, After By-product Credits	$115,600	$28,350	$143,950
AISC, After By-product Credits	$151,400	$30,450	$181,850
Divided by gold ounces produced	127	21	148
Cash Cost, Before By-product Credits, per Gold Ounce	$919	$1,376	$984
By-product credits per gold ounce	(5)	(26)	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$914	$1,350	$976
AISC, Before By-product Credits, per Gold Ounce	$1,202	$1,476	$1,241
By-product credits per gold ounce	(5)	(26)	(8)
AISC, After By-product Credits, per Gold Ounce	$1,197	$1,450	$1,233

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2021
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$310,400	$216,900	$527,300
Depreciation, depletion and amortization	(72,000)	(66,600)	(138,600)
Treatment costs	66,100	5,000	71,100
Change in product inventory	(5,700)	(11,000)	(16,700)
Reclamation and other costs	2,500	800	3,300
Cash Cost, Before By-product Credits (2)	301,300	145,100	446,400
Reclamation and other costs	3,900	600	4,500
Exploration	4,000	3,800	7,800
Sustaining capital	60,000	33,500	93,500
General and administrative	32,000	—	32,000
AISC, Before By-product Credits(2)	401,200	183,000	584,200
By-product credits:
Zinc	(84,500)	—	(84,500)
Gold	(62,000)	—	(62,000)
Lead	(66,900)	—	(66,900)
Silver		(1,150)	(1,150)
Total By-product credits	(213,400)	(1,150)	(214,550)
Cash Cost, After By-product Credits	$87,900	$143,950	$231,850
AISC, After By-product Credits	$187,800	$181,850	$369,650
Divided by ounces produced	13,450	148
Cash Cost, Before By-product Credits, per Ounce	$22.40	$984
By-product credits per ounce	(15.87)	(8)
Cash Cost, After By-product Credits, per Ounce	$6.53	$976
AISC, Before By-product Credits, per Ounce	$29.83	$1,241
By-product credits per ounce	(15.87)	(8)
AISC, After By-product Credits, per Ounce	$13.96	$1,233
(1)

Excludes the discretionary portion of general and administrative costs for Greens Creek, Casa Berardi, Lucky Friday and corporate of $0.6 million, $0.4 million, $0.1 million, and $1.8 million, respectively, for 2020.

(2)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, non-discretionary on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(3)

The unionized employees at Lucky Friday were on strike from March 2017 until January 2020, and production at Lucky Friday had been limited from the start of the strike until the ramp-up was substantially completed in the fourth quarter of 2020. Costs related to ramp-up activities totaling approximately $8.0 million in 2020 and suspension-related costs totaling approximately $12.1 million during the strike in 2019 have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(4)

In early April 2020, the Government of Mexico issued an order to the mining industry to reduce operations to a minimum level until April 30 in response to COVID-19, and the order was subsequently extended until May 30. Our operations at San Sebastian were suspended during that time. Suspension-related costs totaling $1.8 million for 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, mining and milling cost per ton, and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

(5)	AISC, Before By-product Credits for our consolidated silver properties includes non-discretionary corporate costs for general and administrative expense, exploration and sustaining capital.

(6)

In late March 2020, the Government of Quebec ordered the mining industry to reduce to minimum operations as part of the fight against COVID-19, causing us to suspend our Casa Berardi operations from March 24 until April 15, when mining operations resumed, resulting in reduced mill throughput. Suspension-related costs totaling $1.6 million for 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

(7)

Production was suspended at the Hollister mine in the third quarter of 2019 and at the Midas mine and Aurora mill in late 2019. Suspension-related costs at Hollister, Midas and Aurora totaling $13.5 million for 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce. During the second half of 2020, all ore mined at Nevada Operations was stockpiled, with no ore milled and no production reported during the period. As a result, costs incurred at Nevada Operations during the second half of 2020 were excluded from the calculations of Cash Cost and AISC, After By-product Credits, per Gold Ounce.

Reconciliation of Net Income (Loss) Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars in thousands (except per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net income (loss) applicable to common stockholders (GAAP)	$657	$(8,114)	$(17,342)	$(100,109)
Adjusting items:
Loss on derivatives contracts	9,299	1,252	22,074	3,971
Provisional price gain	(2,722)	(855)	(8,008)	(597)
Ramp-up and suspension costs	802	3,285	24,911	12,051
Environmental accruals	—	—	—	472
Foreign exchange loss	5,840	1,495	4,605	8,236
Acquisition costs	7	52	20	645
Unrealized (gain) loss on investments	(858)	1,230	(10,268)	2,389
Loss on prepayment of debt with shares	—	2,855	—	2,855
Foundation grant	—	—	1,970	—
Additional interest associated with early repayment of long-term debt	—	—	2,902	—
Loss on extinguishment of debt	—	—	1,666	—
Loss (gain) on disposition of properties, plants, equipment and mineral interests	13	(23)	572	4,643
Adjusted net income (loss) applicable to common stockholders	$13,038	$(1,177)	$23,102	$(65,444)
Weighted average shares - basic	530,998	502,902	527,329	490,449
Weighted average shares - diluted	537,166	502,902	527,329	490,449
Basic adjusted net income (loss) per common share	$0.02	$—	$0.04	$(0.13)
Diluted adjusted net income (loss) per common share	$0.02	$—	$0.04	$(0.13)

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, acquisition costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (loss)	$795	$(7,976)	$(16,790)	$(99,557)
Plus: Interest expense	10,650	14,670	49,569	48,447
Plus (Less): Income taxes	(1,062)	(4,092)	135	(24,101)
Plus: Depreciation, depletion and amortization	37,803	60,480	157,130	199,518
Plus: Acquisition costs	7	52	20	645
Plus: Suspension-related costs	802	3,285	24,911	12,051
Less: Deferred revenue net of production costs	—	(10,912)	—	—
(Less)/Plus: (Gain) loss on disposition of properties, plants, equipment, and mineral interests	13	(23)	572	4,643
Plus/(Less): Foreign exchange (gain) loss	5,840	1,495	4,605	8,236
Plus/(Less): Unrealized loss (gain) on derivative contracts	1,095	(211)	5,578	5,613
(Less)/Plus: Provisional price (gain) loss	(2,722)	(855)	(8,008)	(597)
Plus: Provision for closed operations and environmental matters	1,551	1,616	6,189	6,914
Plus: Stock-based compensation	1,229	910	6,458	5,668
Plus: Unrealized loss on investments	(858)	1,230	(10,268)	2,389
Foundation grant	—	—	1,970	—
Plus/(Less): Other	674	1,026	2,256	3,506
Adjusted EBITDA	$55,817	$60,695	$224,327	$173,375
Total debt			$523,007	$517,372
Less: Cash and cash equivalents			129,830	62,452
Net debt			$393,177	$454,920
Net debt/LTM adjusted EBITDA (non-GAAP)			1.8	2.6

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests and a one-time item for settlement of an insurance policy for reclamation of the Troy Mine. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

	Hecla Consolidated				Greens Creek	Casa Berardi	Nevada Operations	San Sebastian	Lucky Friday [1]
Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019	Twelve Months Ended December 31, 2020
Cash provided (used) by operating activities [2]	$64,901	$57,257	$180,793	$120,866	$182,633	$68,460	$7,240	$14,357	$4,799
Less: Additions to properties, plants equipment and mineral interests	(36,634)	(24,083)	(91,016)	(121,421)	(23,051)	(40,854)	(4,003)	(538)	(25,749)
Free cash flow	$28,267	$33,174	$89,777	$(555)	$159,582	$27,606	$3,237	$13,819	$(20,950)

1Cash used by operating activities for Lucky Friday includes $1.7 million for ramp-up costs incurred.

2Cash provided (used) by operating activities for the operating segments and on a consolidated basis includes exploration expense, which is a discretionary expenditure. Cash provided by operating activities for the twelve months ended December 31, 2020 includes exploration expense of $0.4 million for Greens Creek, $2.9 million for Casa Berardi, $6.5 million for Nevada Operations, $3.5 million for San Sebastian, and $2.6 million for Corporate activities.

Reserves - 12/31/20(1)

Proven Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (2)	3	21.8	0.10	3.7	7.8	-	70	0.3	120	250	-
Lucky Friday (2)	4,393	14.2	-	8.8	4.1	-	62,290	-	386,210	180,060	-
Casa Berardi Open Pit (3)	4,437	-	0.09	-	-	-	-	410	-	-	-
Casa Berardi Underground (3)	1,038	-	0.15	-	-	-	-	158	-	-	-
Fire Creek (2,4)	62	0.4	0.48	-	-	-	28	30	-	-	-
Total	9,933						62,388	598	386,330	180,310	-

Probable Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (2)	8,975	12.4	0.09	2.8	7.3	-	111,333	827	254,840	652,170	-
Lucky Friday (2)	1,372	10.7	-	7.2	3.9	-	14,702	-	99,170	53,190	-
Casa Berardi Open Pit (3)	9,763	-	0.08	-	-	-	-	744	-	-	-
Casa Berardi Underground (3)	1,533	-	0.15	-	-	-	-	231	-	-	-
Fire Creek (2,4)	1	0.9	0.71	-	-	-	1	1	-	-	-
Total	21,643						126,036	1,802	354,010	705,360	-

Proven and Probable Reserves
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (2)	8,978	12.4	0.09	2.8	7.3	-	111,404	828	254,960	652,420	-
Lucky Friday (2)	5,764	13.4	-	8.4	4.0	-	76,992	-	485,380	233,250	-
Casa Berardi Open Pit (3)	14,200	-	0.08	-	-	-	-	1,153	-	-	-
Casa Berardi Underground (3)	2,571	-	0.16	-	-	-	-	389	-	-	-
Fire Creek (2,4)	63	0.5	0.48	-	-	-	29	31	-	-	-
Total	31,576						188,424	2,400	740,340	885,670	-
(1)

The term “reserve” means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Hecla’s current mine plans.

(2)

Mineral reserves are based on $1300 gold, $16.00 silver, $0.90 lead, $1.15 zinc, unless otherwise stated. The NSR cut-off grades are $205/ton for Greens Creek, $216.19 for the 30 Vein and $230.98 for the Intermediate Veins at Lucky Friday.

(3)

Mineral reserves are based on $1300 gold and a US$/CAN$ exchange rate of 1:1.35. Reserve diluted to an average of 18% or 23% depending on mining method. The average cut-off grades at Casa Berardi are 0.101 oz/ton gold (3.46 g/tonne) for underground mineral reserves and 0.025 oz/ton gold (0.85 g/tonne) for open pit mineral reserves.

(4)

Fire Creek mineral reserves are based on a cut-off grade of 0.482 gold equivalent oz/ton and incremental cut-off grade of 0.106 gold equivalent oz/ton. Unplanned dilution of 10% to 17% included depending on mining method.

* Totals may not represent the sum of parts due to rounding

Mineral Resources - 12/31/2020

Measured Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (5)	297	12.9	0.11	3.1	10.3	-	3,837	33	9,310	30,500	-
Lucky Friday (5,6)	9,007	7.6	-	4.8	2.4	-	68,543	-	30,950	218,740	-
Casa Berardi Open Pit (7)	824	-	0.09	-	-	-	-	71	-	-	-
Casa Berardi Underground (7)	2,231	-	0.15	-	-	-	-	331	-	-	-
San Sebastian (5,8)	-	-	-	-	-	-	-	-	-	-	-
Fire Creek (5,9)	20	0.7	0.50	-	-	-	14	10	-	-	-
Hollister (5,10)	18	4.9	0.59	-	-	-	87	10	-	-	-
Midas (5,11)	2	7.6	0.68	-	-	-	14	1	-	-	-
Heva (12)	-	-	-	-	-	-	-	-	-	-	-
Hosco (12)	-	-	-	-	-	-	-	-	-	-	-
Rio Grande Silver (13)	-	-	-	-	-	-	-	-	-	-	-
Star (14)	-	-	-	-	-	-	-	-	-	-	-
Total	12,399						72,495	456	440,260	249,240	-
Indicated Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (5)	8,599	12.9	0.10	3.0	8.2	-	110,844	848	256,790	708,520	-
Lucky Friday (5,6)	2,275	7.8	-	5.3	2.2	-	17,844	-	120,390	50,970	-
Casa Berardi Open Pit (7)	1,621	-	0.06	-	-	-	-	97	-	-	-
Casa Berardi Underground (7)	5,424	-	0.14	-	-	-	-	750	-	-	-
San Sebastian (5,8)	2,541	5.9	0.06	1.9	2.9	1.2	14,985	149	22,420	34,100	14,650
Fire Creek (5,9)	114	1.0	0.45	-	-	-	114	51	-	-	-
Fire Creek - Open Pit (13)	-	-	-	-	-	-	-	-	-	-	-
Hollister (5,10)	70	1.9	0.58	-	-	-	130	40	-	-	-
Midas (5,11)	76	5.7	0.42	-	-	-	430	32	-	-	-
Heva (12)	1,266	-	0.06	-	-	-	-	76	-	-	-
Hosco (12)	29,287	-	0.04	-	-	-	-	1,202	-	-	-
Rio Grande Silver (13)	516	14.8	-	2.1	1.1	-	7,620	-	10,760	5,820	-
Star (14)	1,126	2.9	-	6.2	7.4	-	3,301	-	69,900	83,410	-
Total	52,913						155,266	3,245	480,260	882,820	14,650
Measured & Indicated Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (5)	8,895	12.9	0.10	3.0	8.3	-	114,681	881	266,110	739,020	-
Lucky Friday (5,6)	11,282	7.7	-	4.9	2.4	-	86,386	-	551,340	269,710	-
Casa Berardi Open Pit (7)	2,445	-	0.07	-	-	-	-	168	-	-	-
Casa Berardi Underground (7)	7,656	-	0.14	-	-	-	-	1,081	-	-	-
San Sebastian (5,8)	2,541	5.9	0.06	1.9	2.9	1.2	14,985	149	22,420	34,100	14,650
Fire Creek (5,9)	134	1.0	0.46	-	-	-	128	61	-	-	-
Fire Creek - Open Pit (13)	-	-	-	-	-	-	-	-	-	-	-
Hollister (5,10)	88	2.5	0.58	-	-	-	217	51	-	-	-
Midas (5,11)	78	5.7	0.43	-	-	-	444	33	-	-	-
Heva (12)	1,266	-	0.06	-	-	-	-	76	-	-	-
Hosco (12)	29,287	-	0.04	-	-	-	-	1,202	-	-	-
Rio Grande Silver (13)	516	14.8	-	2.1	1.1	-	7,620	-	10,760	5,820	-
Star (14)	1,126	2.9	-	6.2	7.4	-	3,301	-	69,900	83,410	-
Total	65,312						227,760	3,701	920,530	1,132,060	14,650

Inferred Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	(Tons)	(Tons)	Tons
Greens Creek (5)	1,767	13.2	0.08	2.8	7.0	-	23,370	145	49,670	123,480	-
Lucky Friday (5,6)	3,069	8.3	-	6.3	2.7	-	25,359	-	192,200	83,350	-
Casa Berardi Open Pit (7)	9,229	-	0.06	-	-	-	-	508	-	-	-
Casa Berardi Underground (7)	2,447	-	0.18	-	-	-	-	445	-	-	-
San Sebastian (5,15)	2,923	5.9	0.05	1.6	2.3	0.9	17,188	133	6,070	8,830	3,330
Fire Creek (5,9)	765	0.5	0.51	-	-	-	394	392	-	-	-
Fire Creek - Open Pit (16)	74,584	0.1	0.03	-	-	-	5,232	2,178	-	-	-
Hollister (5,10)	642	3.0	0.42	-	-	-	1,916	273	-	-	-
Midas (5,11)	1,057	5.0	0.40	-	-	-	5,280	424	-	-	-
Heva (12)	2,787	-	0.08	-	-	-	-	216	-	-	-
Hosco (12)	17,726	-	0.04	-	-	-	-	663	-	-	-
Rio Grande Silver (17)	3,078	10.7	0.01	1.3	1.1	-	33,097	36	40,990	34,980	-
Star (14)	3,157	2.9	-	5.6	5.5	-	9,432	-	178,670	174,450	-
Monte Cristo (18)	913	0.3	0.14	-	-	-	271	131	-	-	-
Rock Creek (19)	100,086	1.5	-	-	-	0.7	148,736	-	-	-	658,680
Montanore (20)	112,185	1.6	-	-	-	0.7	183,346	-	-	-	759,420
Total	336,416						453,621	5,543	467,600	425,090	1,421,430

Note: All estimates are in-situ except for the proven reserves at Greens Creek and Fire Creek which are in surface stockpiles. Resources are exclusive of reserves.

(5)	Mineral resources are based on $1500 gold, $21 silver, $1.15 lead, $1.35 zinc and $3.00 copper, unless otherwise stated. Cut-off grades are as above unless otherwise stated.
(6)

Measured and Indicated resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery using NSR cut-off grades of $170.18 for the 30 Vein, $184.97 for the Intermediate Veins and $207.15 for the Lucky Friday Vein.

(7)

Measured, Indicated, and Inferred resources are based on $1,500 gold and a US$/CAN$ exchange rate of 1:1.35. Underground resources are reported at a minimum mining width of 6.6 to 9.8 feet (2 m to 3 m). The average cut-off grades at Casa Berardi are 0.087 oz/ton gold (3.0 g/tonne) for underground mineral resources and 0.025 oz/ton gold (0.85 g/tonne) for open pit mineral resources.

(8)

Indicated resources reported at a minimum mining width of 5.9 feet (1.8 m) for Hugh Zone, Middle Vein, North Vein, and East Francine Vein and 4.9 feet (1.5 m) for Andrea Vein using a cut-off grade of $90.72/ton ($100/tonne).

San Sebastian lead, zinc, and copper grades are for 1,187,000 tons of Indicated resource within the Middle Vein and the Hugh Zone of the Francine Vein.
(9)

Fire Creek mineral resources are reported at a gold equivalent cut-off grade of 0.283 oz/ton. The minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.

(10)

Hollister mineral resources, including the Hatter Graben are reported at a gold equivalent cut-off grade of 0.238 oz/ton. The minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.

(11)

Midas mineral resources are reported at a gold equivalent cut-off grade of 0.237 oz/ton. The minimum mining width is defined as four feet or the vein true thickness plus two feet, whichever is greater.

(12)

Measured, Indicated, and Inferred resources are based on $1,500 gold. The resources are in-situ without external dilution and material loss at a cut-off grade of 0.01 oz/ton gold (0.33 g/tonne) for open pit and 0.088 oz/ton gold (3.0 g/tonne) for underground.

(13)	Indicated resources reported at a minimum mining width of 6.0 feet for Bulldog; resources based on $26.5 Ag, $0.85 Pb, and $0.85 Zn and a cut-off grade of 6.0 silver equivalent oz/ton.
(14)	Indicated and Inferred resources reported using $21 silver, $0.95 lead, $1.10 lead minimum mining width of 4.3 feet and a cut-off grade of $100/ton.
(15)

Inferred resources reported at a minimum mining width of 5.9 feet (1.8 m) for Hugh Zone, Middle Vein, North Vein, and East Francine Vein and 4.9 feet (1.5 m) for Andrea Vein using a cut-off grade of $90.72/ton ($100/tonne).

San Sebastian lead, zinc, and copper grades are for 385,000 tons of Inferred resource within the Middle Vein and the Hugh Zone of the Francine Vein.
(16)

Inferred open-pit resources for Fire Creek calculated November 30, 2017 using gold and silver recoveries of 65% and 30% for oxide material and 60% and 25% for mixed oxide-sulfide material. Indicated Resources reclassified as Inferred for 2019.

Open pit resources are calculated at $1400 gold and $19.83 silver and cut-off grade of 0.01 Au Equivalent oz/ton and is inclusive of 10% mining dilution and 5% ore loss. Open pit mineral resources exclusive of underground mineral resources.

NI43-101 Technical Report for the Fire Creek Project, Lander County, Nevada; Effective Date March 31, 2018; prepared by Practical Mining LLC, Mark Odell, P.E. for Hecla Mining Company, June 28, 2018.
(17)

Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog and a cut-off grade of 6.0 equivalent oz/ton silver and 5.0 feet for Equity and North Amethyst vein at a cut-off grade of $50/ton and $100/ton; based on $1400 Au, $26.5 Ag, $0.85 Pb, and $0.85 Zn.

(18)	Inferred resource reported at a minimum mining width of 5.0 feet; resources based on $1400 Au, $26.5 Ag using a 0.06 oz/ton gold cut-off grade.
(19)

Inferred resource at Rock Creek reported at a minimum thickness of 15 feet and a cut-off grade of $24.50/ton NSR and adjusted given mining restrictions as defined by U.S. Forest Service, Kootenai National Forest in the June 2003 'Record of Decision, Rock Creek Project'.

(20)

Inferred resource at Montanore reported at a minimum thickness of 15 feet and a cut-off grade of $24.50/ton NSR and adjusted given mining restrictions defined by U.S. Forest Service, Kootenai National Forest, Montana DEQ in December 2015 'Joint Final EIS, Montanore Project'.

* Totals may not represent the sum of parts due to rounding

Assay Results - Q4 2020

Midas (Nevada)

Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	Drilled Width (feet)	Gold (oz/ton)	Silver (oz/ton)	Depth From Surface (feet)
Elko Prince	DMC-00380	44/-41	431.6	432.6	1.0	0.15	2.8	-283
Elko Prince	DMC-00384	61/-40	443.5	444.5	1.0	0.13	24.3	-285
Elko Prince	DMC-00386	71/-49	178.0	188.1	10.1	0.09	1.5	-138
Elko Prince	DMC-00386	71/-49	533.6	535.0	1.4	0.03	4.6	-403
North Block	DMC-00372	260/-42	865.2	866.4	1.2	0.06	12.0	-579
North Block	DMC-00375	224/-57	1005.0	1007.0	2.0	0.10	61.3	-844
Green Racer Sinter	DMC-00371	249/-45	735.0	736.6	1.6	1.12	16.9	-520
Green Racer Sinter	DMC-00374	242/-59	1051.0	1055.3	4.3	0.34	7.8	-903
Green Racer Sinter	DMC-00387	260/-45	858.0	859.0	1.0	0.21	20.7	-607
Green Racer Sinter	DMC-00389	245/-53	894.0	894.8	0.8	0.05	4.2	-714
Green Racer Sinter	DMC-00389	245/-53	895.3	897.0	1.7	0.06	1.5	-716
Green Racer Sinter	DMC-00390	250/-50	1662.0	1666.5	4.5	3.26	14.3	-1273
Green Racer Sinter	Including		1662.0	1663.0	1.0	1.38	16.7	-1273
Green Racer Sinter	Including		1663.9	1664.9	1.0	10.68	37.3	-1273
Green Racer Sinter	Including		1665.7	1666.5	0.8	3.16	4.0	-1273
Southern Cross	DMC-00373	69/-46	598.5	603.7	5.2	0.05	0.2	-432
Southern Cross	DMC-00373	69/-46	1104.0	1108.0	4.0	0.09	0.1	-796
SV1	DMC-00377	215/-48	1189.0	1197.7	8.7	0.10	8.2	-887
SV1	Including		1189.0	1190.7	1.7	0.09	22.4	-884
SV1	Including		1190.7	1193.3	2.6	0.15	11.9	-886
SV1	DMC-00377	215/-48	1237.7	1240.0	2.3	0.11	1.0	-921

Casa Berardi (Quebec)

Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
UG Upper Principal 123 Zone	CBP-0920	12360	191/0	52.8	64.6	10.5	0.12	-1431
123	CBP-0921	12360	191/-35	46.2	91.5	25.4	0.21	-1475
123	CBP-0923	12375	175/50	59.0	74.5	12.9	0.10	-1377
123	Including		175/50	67.7	69.7	1.6	0.69	-1377
123	CBP-0925	12375	175/-24	60.4	89.2	26.2	0.19	-1464
123	Including		175/-24	85.3	87.9	2.3	0.75	-1469
123	CBP-0926	12360	214/37	33.8	51.5	11.8	0.12	-1403
123	Including		214/37	48.9	51.5	2.2	0.70	-1398
123	CBP-0930	12255	203/-6	231.2	246.0	13.1	0.10	-1782
UG Lower Principal 123 Zone	CBP-0880	12330	332/-63	551.0	556.0	3.8	0.12	-3973
123	CBP-0881	12335	1/-56	319.8	361.1	38.4	0.16	-3773
123	Including		1/-56	354.2	359.2	4.0	0.27	-3786
123	CBP-0881	12335	1/-56	433.0	447.7	13.2	0.13	-3851
123	CBP-0881	12335	1/-56	459.2	468.1	4.5	0.21	-3869
123	CBP-0882	1230	314/-60	353.9	418.2	27.6	0.23	-3822
123	Including		314/-60	403.4	418.2	6.6	0.56	-3839
123	CBP-0883	1230	325/-75	445.4	541.2	25.6	0.17	-3925
123	Including		325/-75	472.3	474.0	0.7	0.55	-3851
123	Including		325/-75	485.4	492.0	1.6	0.36	-3966
UG Upper Principal 128 Zone	CBP-0875	12800	188/7	361.8	371.3	9.2	0.11	-1536
128	Including		188/7	369.3	371.3	1.8	0.36	-1464
128	CBP-0875	12800	188/7	457.9	459.9	1.8	0.43	-1523
128	CBP-0876	12800	188/19	353.3	363.1	9.5	0.32	-1465
128	Including		188/19	358.5	363.1	4.1	0.69	-1464
128	CBP-0877	12780	188/30	386.4	401.8	9.8	0.15	-1394
128	CBP-0903	12810	191/-4	372.6	388.0	14.8	0.20	-1590
128	Including		191/-4	372.6	378.2	4.9	0.53	-1590
128	CBP-0908	12750	200/-30	506.1	528.1	18.4	0.10	-1819
128	Including		200/-30	506.1	508.4	1.6	0.54	-1815
UG East Mine 148 Zone	CBE-0225	14745	346/-53	1304.1	1325.1	15.1	0.10	-2498
148	Including		346/-53	1322.5	1325.1	2.0	0.30	-2498
148	CBE-0226	14765	352/-62	1503.9	1520.3	10.8	0.17	-2766
148	Including		352/-62	1506.8	1514.0	4.8	0.33	-2764
148	CBE-0227	14790	358/-58	1466.8	1519.3	36.1	0.16	-2709
148	CBE-0228	14835	4/-56	1583.3	1595.4	11.2	0.07	-2739
148	Including		4/-56	1587.8	1589.8	1.5	0.32	-2739
Surface East Mine 159 Zone	CBS-20-012	16000	170/-55	479.0	516.6	24.6	0.34	-406
159	Including		170/-55	495.3	500.2	3.0	0.93	-412
159	CBS-20-013	16100	185/-45	710.1	749.8	28.9	0.10	-490
159	Including		185/-45	713.4	728.2	11.8	0.18	-485
159	CBS-20-013	16100	185/-45	764.9	803.9	30.2	0.10	-523
159	Including		185/-45	764.9	772.4	5.9	0.35	-514

Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Surface East Mine 160 Zone	CBS-20-011	16260	30/-51.3	1393.5	1408.8	9.5	0.32	-1135
160	Including		30/-51.3	1401.9	1405.0	2.0	1.16	-1137
160	CBF-160-113	15959	360/-50	720.6	752.8	20.2	0.13	-552
160	CBF-160-113	15959	360/-50	806.9	902.3	61.3	0.09	-632
160	Including		360/-50	841.3	868.4	17.4	0.14	-632
160	CBF-160-114	15855	360/-47	872.5	1085.7	154.2	0.10	-535
160	Including		360/-47	872.5	915.1	30.8	0.15	-535
160	Including		360/-47	1020.1	1070.6	36.1	0.19	-535
160	CBF-160-114	15855	360/-47	703.6	723.2	13.8	0.05	-535
160	CBF-160-119	15960	360/-47	265.9	276.8	11.2	0.10	-209
San Sebastian (Mexico)

Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Depth From Surface (feet)
EL BRONCO VEIN	SS-2053	35/-50	552.7	565.9	11.1	1.8	0.02	-410
EL BRONCO VEIN	SS-2058	35/-45	121.8	122.9	1.0	8.3	0.35	-81
EL BRONCO VEIN	SS-2059	35/-45	511.8	514.4	2.3	1.3	0.01	-348
EL BRONCO VEIN	SS-2069	35/-60	641.8	655.4	9.6	3.1	0.06	-545
EL BRONCO VEIN	SS-2072	35/-60	581.6	593.1	7.4	1.8	0.01	-493
EL BRONCO VEIN	SS-2074	35/-60	719.3	725.0	3.9	2.8	0.04	-607
EL BRONCO VEIN	SS-2082	35/-60	1056.8	1070.1	9.6	44.5	0.22	-899
EL TIGRE VEIN	SS-2047	45/-43	828.8	835.6	6.6	0.9	0.03	-546
EL TIGRE VEIN	SS-2050	45/-69	1058.2	1069.5	8.6	1.5	0.01	-987
EL TIGRE VEIN	SS-2062	68/-45	1015.1	1027.1	11.0	0.8	0.00	-690
EL TIGRE VEIN	SS-2071	45/-60	1069.3	1079.7	9.3	1.1	0.00	-905
EL TIGRE VEIN	SS-2073	45/-60	1108.2	1132.3	19.2	1.5	0.01	-954
EL TIGRE VEIN	SS-2075	45/-62	1133.1	1144.3	8.0	7.0	0.05	-985
EL TIGRE VEIN	SS-2078	72/-59	1163.9	1192.4	21.5	4.0	0.02	-961
EL TIGRE VEIN	SS-2080	55/-60	1508.5	1525.7	14.8	1.1	0.01	-1225

Category: Earnings

Contacts

Russell Lawlar
Treasurer

Jeanne DuPont
Senior Communication Coordinator

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Investor Relations
Email: hmc-info@hecla-mining.com
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